Exhibit 99.1

Capital One Master Trust Aggregated Data for 2006

Aggregate Data for year ended December 31, 2006

Defaults	$1,910,335,069.27

Total Collections	$88,276,386,500.17

Collections of Principal Receivables	$79,852,286,373.23

Collection of Finance Charge Receivables (includes amortization of annual membership fees)	$8,483,036,502.59

Annual Servicing Fee Paid by each publicly registered series	$165,681,915.12

Aggregate amount paid to Certificateholders of publicly registered series allocable to principal	$4,450,000,000.00

Class A Investor Charge-Offs	$0.00

Class B Investor Charge-Offs	$0.00

Class C Investor Charge-Offs	$0.00